Exhibit 10.2

EXECUTION VERSION

LLC INTEREST PURCHASE AGREEMENT

This LLC Interest Purchase Agreement (“Agreement”) is made as of November 20, 2009, by Illinois Corn Processing Holdings LLC, a Delaware limited liability company (“Buyer”), and MGP Ingredients, Inc., a Kansas corporation (“Seller”).

RECITALS

Seller desires to sell, and Buyer desires to purchase, 50% (the “Purchased Interest”) of the issued and outstanding limited liability company interest of Illinois Corn Processing, LLC, a Delaware limited liability company (the “Company”), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.                                       DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Additional Capital Investment”—all additional equity capital contributions and total capital expenditures made by each of Buyer and Seller pursuant to the LLC Agreement.

“Applicable Contract”—any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Business” —the business operations, activities, Plant assets and practices associated with the production of fuel ethanol, food grade and industrial grade alcohol and associated by-products at the Plant.

“Buyer”—as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons” —as defined in Section 10.2.

“Cleanup” — any environmental investigation, cleanup, removal, response, remedial action, corrective action, containment, monitoring, sampling, testing or other remediation or response actions, including related consulting activities.  The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6973 et seq. (“RCRA”), or applicable and analogous state statutes, as each has been amended.

“Closing” —the consummation of the transactions contemplated by this Agreement, as provided in Section 2.3.

“Closing Date”—the date of this Agreement, or such other date as may be agreed by the parties.

“Company”—as defined in the Recitals of this Agreement.

“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:

(a)                                  the sale of the Purchased Interest by Seller to Buyer;

(b)                                 the execution and delivery at Closing of the LLC Agreement, the Ethanol Off-Take Agreement, the Food Grade Alcohol Off-Take Agreement and the Loan Documents;

(c)                                  the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(d)                                 Buyer’s acquisition and ownership of the Purchased Interest.

“Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Contribution” —the contribution of assets made by the Seller to the Company pursuant to the Contribution Agreement.

“Contribution Agreement” —that certain Contribution Agreement dated this date between Seller and the Company whereby Seller contributed the Plant and related assets to the Company immediately prior to the Closing under this Agreement.

“Damages”—as defined in Section 10.2.

“Disclosure Letter”—the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, security interest, mortgage, indenture, deed of trust, easement, assessment, lease, agreement, license, covenant, levy, or other encumbrance or restriction of any kind, or any conditional sale agreement, title retention agreement or other agreement to give any of the foregoing, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities”—any costs, damages, expenses, liabilities, obligations, fines, penalties, judgments, awards, settlements, claims, demands, in or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)                                  any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)                                 legal or administrative proceedings under Environmental Law or Occupational Safety and Health Law;

(c)                                  any Cleanup;

(d)                                 financial responsibilities under any Environmental Law or Occupational Safety and Health Law;

(e)                                  any natural resource damages; or

(f)                                    any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Law”—any Legal Requirement that requires or relates to:

(a)                                  advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)                                 preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)                                  reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)                                 assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)                                  protecting resources, species, or ecological amenities;

(f)                                    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)                                 cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;

(h)                                 making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

(i)                                     any legal requirements related to CERCLA, RCRA or applicable and analogous state statutes.

“ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Ethanol Off-Take Agreement”—that certain Marketing Agreement dated the Closing Date between the Company and SEACOR Energy Inc., an affiliate of Buyer, with respect to ethanol produced at the Plant.

“Excluded Equipment”—the equipment located in the wheat starch and wheat protein plant that is part of the facilities at the Plant, which shall remain the sole property of MGPI.

“Food Grade Alcohol Off-Take Agreement”—that certain Marketing Agreement dated the Closing Date between the Company and Seller with respect to food-grade and industrial-grade alcohol produced at the Plant.

“Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a)                                  nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)                                 federal, state, local, municipal, foreign, or other government;

(c)                                  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)                                 multi-national organization or body; or

(e)                                  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Plant or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses a risk of harm to persons or property on or off the Plant, or that may affect the value of the Plant or the Company.

“Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, and asbestos or asbestos-containing materials.

“Indemnified Party”—as defined in Section 10.8(a).

“Indemnifying Party”—as defined in Section 10.8(a).

“Intellectual Property” —all intellectual property, including all:

(a)                                  patents, applications for patents, and rights to apply for patents in any part of the world;

(b)                                 copyrights, design rights, topography rights, Internet domain name registrations, and database rights whether registered or unregistered;

(c)                                  trademark and service mark applications, registered trademarks and service marks, registered designations of origin, registered designations of geographic origin, refilings, renewals and reissues of the foregoing, unregistered trademarks and service marks, including common law trademarks and service marks, rights to trade dress and company names, in each case with any and all associated goodwill; and

(d)                                 all rights in respect of any Know How.

“IRC”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as the President, Chief Financial Officer or Chief Operating Officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Know How” —trade secrets and confidential business information including details of supply arrangements, customer lists and pricing policy; sales targets, sales statistics, market share statistics, marketing surveys and reports; unpatented technical and other information that is not publicly available including inventions, discoveries, processes and procedures, ideas, concepts, formulae, notebooks, specifications, procedures for experiments and tests and results of experimentation and testing; information comprised in software and materials; together with all common law or statutory rights protecting the same and any similar or analogous rights to any of the foregoing whether arising or granted under any Laws.

“Known Environmental Condition”—any Hazardous Activity or Release of Hazardous Materials actually or constructively known by any current or former officer, director, employee or agent of Seller at the time of Closing, or referenced in any documents maintained by or provided to Seller or any Governmental Body, including, but not limited to those documents posted in the electronic data room created in connection with the transaction contemplated by this Agreement and the Enercon Phase I and II Environmental Site Assessments, each dated November 18, 2009.

“Law” —any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any Governmental Body or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by any of the foregoing.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“LLC Agreement”—that certain Limited Liability Company Agreement of the Company dated the Closing Date between Buyer and Seller.

“Loan Agreements” — collectively, (i) the Term Loan Agreement and (ii) until refinancing with a third party, the Revolving Loan Agreement.

“Loan Documents”— the Loan Agreements and each note, mortgage, security agreement, instrument, agreement and certificate delivered to the lender pursuant to the Loan Agreements.

“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents”—(a) the articles or certificate of formation and the limited liability company agreement or operating agreement of a limited liability company; (b) the articles or certificate of incorporation and the bylaws of a corporation; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Permitted Encumbrances”—(i) any liens for current taxes and, to the extent set forth in Part 3.4(B) of the Disclosure Letter, special assessments, if any, not yet due; (ii) existing Encumbrances that are set forth in Part 3.4(B) of the Disclosure Letter; (iii) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (iv) zoning laws and other land use restrictions that do not impair the present use of the property subject thereto.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plant”— the alcohol production facility acquired by the Company from Seller located at 1301 S. Front Street, Pekin, Illinois 61554 (as more particularly described on the attached Exhibit A), including all related real estate, improvements, equipment and other real and personal property at such location, other than the Excluded Equipment.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchased Interest”—as defined in the Recitals of this Agreement.

“Reasonable Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Related Person”—with respect to a particular individual:

(a)                                  each other member of such individual’s Family;

(b)                                 any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)                                  any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)                                 any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(e)                                  any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(f)                                    any Person that holds a Material Interest in such specified Person;

(g)                                 each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(h)                                 any Person in which such specified Person holds a Material Interest;

(i)                                     any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(j)                                     any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Revolving Loan Agreement”—that certain Revolving Loan and Security Agreement dated the Closing Date between SEACOR Capital Corporation (an affiliate of Buyer), as lender, and the Company, as borrower, whereby SEACOR Capital Corporation is providing up to $20 million in revolving credit facility financing secured by substantially all of the Company’s assets.

“Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller”—as defined in the first paragraph of this Agreement.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tax” or “Taxes” —(i) any and all federal, state, provincial, local, municipal and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities of any kind, including taxes or other charges based upon or measured by gross receipts, income, profits, sales, capital, use and occupation, admission, entertainment and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, personal property, excise, duty, customs, Pension Benefit Guaranty Corporation premiums and real estate taxes, together, in each case, with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payments of the amounts of the types described in clause (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person (other than an indemnification obligation arising under this Agreement).

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, including Taxes payable by, pursuant to or in connection with employee benefit plans or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Term Loan Agreement”—that certain Term Loan and Security Agreement dated the Closing Date between SEACOR Capital Corporation, as lender, and the Company, as borrower, whereby SEACOR Capital Corporation is providing $10 million in term loan financing secured by substantially all of the Company’s assets.

“Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Third Person”—as defined in Section 10.8(b).

“Third Person Claim”—as defined in Section 10.8(b).

“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Transaction Taxes”—as defined in Section 2.4(d).

“Unknown Environmental Condition” —any Hazardous Activity or Release of Hazardous Materials which is not a Known Environmental Condition and which originated (in whole or in part) at any time prior to Closing.

2.                                       SALE AND TRANSFER OF PURCHASED UNITS; CLOSING

2.1.                              PURCHASED UNITS

Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, assign, convey and transfer the Purchased Interest to Buyer, and Buyer will purchase, acquire, and accept from Seller all of Seller’s right, title and interest in and to the Purchased Interest.

2.2.                              PURCHASE PRICE

The consideration that Buyer will pay to Seller for the Purchased Interest will be Fifteen Million Dollars ($15,000,000) (the “Purchase Price”), payable in immediately available funds at the Closing.

2.3.                              CLOSING

The Closing will take place at the offices of the Company at 1301 S. Front Street, Pekin, Illinois 61554, at 10:00 a.m. Central Time on the Closing Date. Subject to the provisions of Section 9, failure to effectuate the Closing on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4.                              CLOSING OBLIGATIONS

At the Closing:

(a)                                  Seller will deliver to Buyer:

(i)                                     an LLC Interest Assignment transferring the Purchased Interest to Buyer, free and clear of all Encumbrances;

(ii)                                  the LLC Agreement, duly executed by Seller;

(iii)                               the Food Grade Alcohol Off-Take Agreement, duly executed by Seller;

(iv)                              a certificate executed by Seller representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date, and further certifying that, except as may be set forth in Buyer’s closing certificate delivered pursuant to Section 2.4(b)(v), Seller has no Knowledge of any Breach by Buyer of any of its representations, warranties and covenants set forth in this Agreement as of the Closing Date; and

(v)                                 such other customary documents, instruments or certificates as shall be reasonably required by Buyer.

(b)                                 Buyer will deliver or cause its affiliates to deliver to Seller:

(i)                                     the Purchase Price by wire transfer of immediately available funds;

(ii)                                  the LLC Agreement, duly executed by Buyer;

(iii)                               the Ethanol Off-Take Agreement, duly executed by SEACOR Energy Inc.;

(iv)                              the Loan Documents, duly executed by SEACOR Capital Corporation;

(v)                                 a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date, and further certifying that, except as may be set forth in Seller’s closing certificate delivered pursuant to Section 2.4(a)(iv), Buyer has no Knowledge of any Breach by Seller of any of its representations, warranties and covenants set forth in this Agreement as of the Closing Date; and

(vi)                              such other customary documents, instruments or certificates as shall be reasonably required by Seller.

(c)                                  Seller will cause the Company to deliver to Buyer and Seller, as applicable:

(i)                                     the Food Grade Alcohol Off-Take Agreement, duly executed by the Company;

(ii)                                  the Ethanol Off-Take Agreement, duly executed by the Company;

(iii)                               the Loan Documents, duly executed by the Company; and

(iv)                              such other customary documents, instruments or certificates as shall be reasonably required by Buyer and Seller, as applicable.

(d)                                 Any sales, use, transfer, documentary, registration, stamp, duties, gains, recording, and other similar taxes (including related penalties (civil or criminal), additions to tax and interest) imposed by any Governmental Body with respect to the transactions contemplated by this Agreement (“Transaction Taxes”) shall be the sole obligation of the Seller.  Seller shall provide written notice to Buyer of the payment of and/or a written response to Buyer upon any request for information regarding the status of any Transaction Taxes.  Seller shall be responsible for (i) administering the payment of such Transaction Taxes, (ii) defending or pursuing any proceedings related thereto, and (iii) paying any expenses related thereto.

2.5.                              PURCHASE OPTION

Between the second and fifth anniversaries of the Closing Date, Buyer may give Seller written notice of its election to purchase for cash additional Interests (as defined in the LLC Agreement) from Seller up to an aggregate of 20% of all issued and outstanding Interests.  The purchase price payable for such Interests shall be the percentage of such Interests multiplied by the greater of (i) four times the immediately proceeding twelve months EBITDA of the Company or (ii) $40 million, adjusted for pro-rata Additional Capital Investment.

3.                                       REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1.                              ORGANIZATION AND GOOD STANDING

The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware, with all requisite entity power and authority to conduct the Business, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of Illinois, the only jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.2.                              AUTHORITY; NO CONFLICT

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the application of any laws relating to bankruptcy, insolvency or the rights of creditors generally. Upon the execution and delivery by Seller of the documents required to be executed and delivered by it in Section 2.4 (collectively, the “Seller Closing Documents”), the Seller Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the application of any laws relating to bankruptcy, insolvency or the rights of creditors generally. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller Closing Documents and to perform its obligations under this Agreement and the Seller Closing Documents, subject to the application of any laws relating to bankruptcy, insolvency or the rights of creditors generally.

(b)                                 The Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver the documents required to be executed and delivered by it in Section 2.4 (collectively, the “Company Closing Documents”) and to perform its obligations under the Company Closing Documents, subject to the application of any laws relating to bankruptcy, insolvency or the rights of creditors generally.

(c)                                  Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                                     contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or Seller, or (B) any resolution adopted by the member of the Company or the board of directors or shareholders of Seller;

(ii)                                  contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;

(iii)                               contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)                              contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(v)                                 result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or the Purchased Interest.

(d)                                 Except as set forth in Part 3.2 of the Disclosure Letter, neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3.                              CAPITALIZATION

Seller is and will be on the Closing Date the record and beneficial sole owner and holder of the Purchased Interest, free and clear of all Encumbrances. With the exception of the Purchased Interest and the 50% of limited liability company interest retained by Seller, there are no other outstanding limited liability company interests issued and outstanding of the Company.  Except for the Company’s existing Limited Liability Company Agreement dated October 5, 2009 and the Contribution Agreement, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company.

3.4.                              TITLE TO PROPERTIES; ENCUMBRANCES

(a)                                  Part 3.4 of the Disclosure Letter contains a complete and accurate list of all material real property, leaseholds, licenses or other interests therein owned by the Company. Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Company and relating to such property or interests.  Except with respect to Permitted Encumbrances, the Company is the sole and exclusive owner of all right, title and interest in and to all of the real property comprising the Plant.  Except with respect to the steam boiler at the Plant or the Permitted Encumbrances, the Company is the sole and exclusive owner of all right, title and interest in and to or has the lawful right to use all of the personal and other property (whether tangible or intangible) located at the Plant.  Except for any investment needed to acquire inventory and other materials and parts necessary to restart the Plant, the Plant contains all equipment necessary for the Company to conduct the Business.  Except for Permitted Encumbrances, all properties and assets of the Company are free and clear of all Encumbrances and are not, in the case of real property, subject to any leases, licenses, rights to acquire or occupy, covenants, agreements, encumbrances, rights of way, building use restrictions, exceptions, variances, reservations, limitations or other Encumbrances of any nature, recorded and, to the Knowledge of the Seller, unrecorded.  Except as set forth in Part 3.4 of the Disclosure Letter, the Company does not lease (as the lessor), sublease or permit any third party to occupy or use the Plant.

(b)                                 Except for “cap and trade” carbon emission legislation, to the Knowledge of the Seller, there is no pending, proposed or Threatened change in any code, ordinance, regulation, standard or zoning classification which would, or may reasonably be expected to have, an material adverse effect on the Plant.

(c)                                  There is no pending or, to the Knowledge of the Seller, Threatened condemnation proceeding against the Plant.  To the Knowledge of the Seller, no part of any improvements on the Plant encroaches upon any property adjacent thereto or upon any easement, nor is there any encroachment or overlap upon the Plant other than Permitted Encumbrances.

(d)                                 Except as set forth in Part 3.4 of the Disclosure Letter: (i) the Plant is not located within any flood plain, flood area, wetlands or conservation area or subject to any similar type of restriction for which any permits necessary to the use thereof by the Company have not been obtained; (ii) to the Knowledge of the Seller, neither the current use of the Plant nor the operations of the Company, violates (A) any instrument of record, any Permitted Encumbrances, any agreement of the Company, or any other agreement affecting the Plant or (B) any applicable Legal Requirements; (iii) all utilities serving the Plant are sufficient and have the capacity to conduct the Business; (iv) other than commitments to pay property taxes, there are no development agreements or similar agreements (oral or written) with or commitments to governmental authorities, agencies, utilities or quasi-governmental entities with respect to the Real Property or any portion thereof, including any agreement which imposes an obligation upon the Company to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Plant, or which requires the Company to maintain certain employment levels at the Plant; (v) the Plant has reasonable access to public roads and utilities; and (vi) to the Knowledge of the Seller, the Plant and its continued use, occupancy and operation as currently used, occupied and operated, does not in any material respect constitute a nonconforming use under any applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances.

(e)                                  To the Knowledge of the Seller, there has been no cleanup performed at the Plant that would entitle a third party to a lien for reimbursement of its cleanup costs.

3.5.                              CONDITION AND SUFFICIENCY OF ASSETS

The buildings, plants, structures and equipment of the Plant were structurally sound and in good operating condition and repair at the time the Plant was shutdown in February 2009, ordinary wear and tear excepted.  The buildings, plants, structures and equipment of the Plant are structurally sound and in good operating condition and repair in light of the current Plant shutdown.  The building, plants, structures and equipment of the Company are sufficient for the conduct of the Business after the Closing in the manner contemplated by the LLC Agreement.

3.6.                              TAXES

Except as set forth in Part 3.6 of the Disclosure Letter:

(a)                                  The Company is a newly-formed entity and has filed no tax returns.  The Seller has timely filed all Tax Returns required to be filed by it with respect to the Business.  All such Tax Returns, as the same may have been amended, are true, complete, and correct.  The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return relating to the Business.

(b)                                 All Taxes (whether or not reflected on any Tax Return) owed by the Seller with respect to the Business have been timely and fully paid.

(c)                                  There are no audits or examinations of any Tax Returns of the Seller relating to the Business, pending or Threatened.  The Seller is not a party to any action or proceeding by any Tax authority for the assessment or collection of Taxes of the Business, nor has such event been asserted or Threatened.

(d)                                 The Seller, with respect to the Business, has timely and properly withheld and paid to the proper Tax authorities all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the IRC (or similar provisions of state, local or foreign Law).

(e)                                  The Seller, with respect to the Business, has not waived any statutory period of limitations for the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than in the case of any such waivers or extensions in respect of an assessment or deficiency of Tax the liability of which has been satisfied or settled.

(f)                                    No claim has been made by a Tax authority in a jurisdiction where the Seller, with respect to the Business, does not file Tax Returns that the Business is or may be subject to taxation by that jurisdiction.

(g)                                 None of the assets of the Business (i) is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of IRC, (ii) secure any debt the interest on which is tax-exempt under Section 103(a) of the IRC, (iii) is tax-exempt use property within the meaning of Section 168(h) of the IRC, or (iv) is leased pursuant to a section 467 rental agreement within the meaning of Section 467 of the IRC.

(h)                                 The Seller, with respect to the Business, has not agreed to or is required to make any adjustment pursuant to Section 481(a) of the IRC by reason of a change in accounting method initiated by the Business and the Seller, with respect to the Business, has no knowledge that the IRS has proposed any such adjustment or change in accounting method.

(i)                                     Neither the Seller, with respect to the Business, nor the Company has any obligation under any Tax indemnity, Tax allocation or sharing agreement or arrangement, and after the Closing Date, neither the Seller, with respect to the Business, nor the Company will be a party to, bound by or have any obligation under any Tax allocation or Tax sharing agreement or arrangement, or have any liability thereunder, for amounts due in respect of periods prior to and including the Closing Date.

(j)                                     There are no Liens related to Taxes on any of the assets of the Business, other than for current Taxes not yet due and payable.

(k)                                  The Company is not a party to any agreement, contract, arrangement or plan that has resulted, or would result, in a payment that would not be fully deductible as a result of Section 280G of the IRC or any similar provision of state, local or foreign Law.  There is no agreement that binds the Company to be liable for an amount based on an excise tax to the recipient of such payment pursuant to Section 4999 of the IRC.

(l)                                     The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the IRC (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

(m)                               None of the property or assets of the Business has been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the IRC.  The Seller, with respect to the Business, is not a borrower or guarantor of any outstanding industrial revenue bonds, and is not a principal user or related person to any principal user (within the meaning of Section 144(a) of the IRC) of any property that has been financed or improved with the proceeds of any industrial revenue bonds.

(n)                                 The Company, since its organization, has been a disregarded entity for federal, state and local income Tax purposes.

(o)                                 The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes and none of the Company assets are a partnership interest or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(p)                                 The Company does not have any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

(q)                                 The Seller, with respect to the Business, is not liable for Taxes (other than any accrued Taxes not yet due and payable) to any foreign taxing authority and do not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

(r)                                    True, correct and complete copies of all income Tax Returns, tax examination reports and statements of deficiencies assessed against, or agreed to of the Seller, with respect to the Business, with respect to the five (5) taxable years prior to December 31, 2008 with the Internal Revenue Service or any taxing authority have been delivered to Purchaser.

3.7.                              COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)                                  Except as set forth in Part 3.7 of the Disclosure Letter:

(i)                                     The Plant is not in violation of any material Legal Requirement that is applicable to it or to its operation, subject to obtaining all Governmental Authorizations required after transfer of the Plant to the Company; and

(ii)                                  Seller has not received, at any time since January 1, 2008, any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)                                 Part 3.7 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the Plant.  Part 3.7 of the Disclosure Letter specifically identifies and distinguishes each such Governmental Authorization required to operate the Plant that is not held by the Company as of the date hereof.  The Governmental Authorizations listed in Part 3.7 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company (i) to lawfully conduct and operate the Business in the manner the Company currently conducts and operates the Business (and in the manner the Company anticipates conducting and operating the Business) and (ii) to own and use the Plant in accordance with Seller’s historical use.

3.8.                              LEGAL PROCEEDINGS; ORDERS

(a)                                  There is no pending Proceeding:

(i)                                     that has been commenced by or against the Company or Seller (with respect to the Business) or that otherwise relates to or may affect the business of, or any of the assets, including the Plant, owned or used by, the Company; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b)                                 Except as set forth in Part 3.8 of the Disclosure Letter, there is no Order to which any of the Company or Seller (with respect to the Business), or any of the assets, including the Plant, owned or used by the Company are subject.

3.9.                              NEWLY-FORMED ENTITY

The Company is a newly-formed entity that has no Contracts or other obligations with respect to the Plant, except as created or specifically incurred in connection with the Contemplated Transactions or as described in the last sentence of Section 3.3.

3.10.                        ENVIRONMENTAL MATTERS

Except as set forth in Part 3.10 of the Disclosure Letter:

(a)                                  The Plant is, and at all times has been, in full compliance with all Environmental Laws.  Seller has properly obtained and is in compliance with all Governmental Authorizations and has properly made all filings with and submissions to any Governmental Body or other authority required pursuant to any Environmental Law.  No deficiencies have been asserted by any such Governmental Body with respect to such items.

(b)                                 Neither Seller nor the Company has received any actual or Threatened order, notice, notification, demand, request for information, citation, summons or order or other communication from (i) any Governmental Body or private citizen, (ii) the current or prior owner or operator of the Plant, or (iii) any Person of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Plant.  In addition, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any reasonable basis therefor) is pending or, to the Knowledge of the Seller or the Company, is Threatened by any Governmental Authority or other Person relating to the Company or the Plant relating to or arising out of any Environmental Law or relating to any Environmental, Health, and Safety Liabilities.

(c)                                  There has been no Release of any Hazardous Materials on, beneath, above, into, at or from the Plant or into the Environment.

(d)                                 There are no Environmental, Health, and Safety Liabilities regarding or relating to the Plant of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Materials and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any Environmental, Health, and Safety Liabilities regarding or relating to the Plant.

(e)                                  No Hazardous Materials are present in, on, under or at the Plant.

(f)                                    Neither Seller nor the Company has transported, stored, used, manufactured, disposed of, sold, released or exposed its employees or any other Person to any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials, and does not currently engage in any of the foregoing activities, in violation of any applicable Environmental Law.

(g)                                 There are and have been no asbestos fibers or materials, lead, polychlorinated biphenyls, or underground storage tanks or related piping on or beneath the Plant.

(h)                                 There has been no environmental investigation, study, audit, test, report, review or other analysis conducted regarding the Plant or any part thereof that identifies any actual or potential Hazardous Materials, Release, or Environmental, Health, and Safety Liabilities regarding or related to the Plant that has not been provided to the Buyer prior to the date of this Agreement.

(i)                                     Neither Seller nor the Company has ever received from any Person any notice of, nor does Seller or the Company have any Knowledge of, any past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, agreements or plans that could: (i) interfere with, prevent, or increase the costs of compliance or continued compliance with any Environmental Law or any renewal or transfer thereof of any Environmental Law; (ii) make more stringent any restriction, limitation, requirement or condition under any permit or any other Environmental Law in connection with the ownership, use, or operation at or on the Plant; or (iii) give rise to any Environmental, Health, and Safety Liabilities or form the basis of any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation involving the Plant or Seller, based on or related to any Environmental Law or to the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, handling, emission, discharge, release or threatened release of any Hazardous Materials.

(j)                                     The Plant and all of its current and previous conditions on and uses of, do not cause and have not caused any Environmental, Health, and Safety Liabilities or any other liability to be incurred by Seller under any present and future Environmental Law.

(k)                                  No expenditure will be required in order for Seller or the Company to comply with any Environmental Law in effect at the time of the Closing in connection with the operation or continued operation of the Plant in a manner consistent with the prior, current or anticipated ownership, use, or operation thereof by Seller or the Company.

3.11.                        INTELLECTUAL PROPERTY

(a)                                  Part 3.11 of the Disclosure Letter accurately describes and lists all (i) Intellectual Property owned by the Company and (ii) all Intellectual Property licensed by the Company and material to the Business (the “Business IP”).

(b)                                 Except as set forth in Part 3.11 of the Disclosure Letter:

(i)                                     The Company is the sole owner of the Business IP identified as owned by it, free and clear of all Liens except as provided in the Loan Documents, and all such items are valid and subsisting;

(ii)                                  The Business IP is valid and enforceable and encompasses all Intellectual Property rights necessary for the operation of the Business as proposed to be conducted;

(iii)                               The Company (and prior to the Contribution, the Seller) and, to the Seller’s Knowledge, the owners of the Business IP licensed to the Company have taken all actions necessary to maintain and protect the Business IP;

(iv)                              There has been no claim made or, to the Seller’s Knowledge, Threatened against the Seller or the Company asserting the invalidity, misuse or unenforceability of any of the Business IP or challenging the Company’s (or the Seller’s prior to the Contribution) right to use or ownership of any of the Business IP, and there are no valid grounds for any such claim or challenge;

(v)                                 No loss of any of the Business IP is pending or, to the Seller’s Knowledge, Threatened;

(vi)                              The consummation of the Contemplated Transactions will not alter, impair or extinguish the Company’s rights in and to any of the Business IP, except as provided in the Loan Documents;

(vii)                           There exists no restriction on the Company’s use of the Business IP, or on the transfer of any rights of the Company in and to any of the Business IP, and, except as provided in the Loan Documents or the Food Grade Off-Take Agreement, the Company has the right to use each item of Business IP without obligations to third parties;

(viii)                        To Seller’s Knowledge, the conduct of the Business and operations of the Company and the ownership, production, purchase, sale, licensing and use of the Company’s products do not, and will not, contravene, conflict with, violate or infringe upon any Intellectual Property of a Third Person or the terms of any license with respect thereto. No proprietary information or trade secret included in the Contribution has been misappropriated by the Seller from any third party and no proprietary information or trade secret has been misappropriated by the Company from any third party; and

(ix)                                The Business IP and the products of the Business are not subject to a current claim of infringement, interference or unfair competition or other similar claim and, to the Seller’s Knowledge, the Business IP is not being infringed upon or violated by any Third Person.

3.12.                        LABOR RELATIONS; COMPLIANCE

Except as set forth on Part 3.12 of the Disclosure Letter, since January 1, 2008 neither Seller nor the Company has been or is a party to any collective bargaining or other labor Contract nor is the Company a successor to any such Contract or any other labor obligation or liability required by Law or otherwise. Except as set forth on Part 3.12 of the Disclosure Letter, since January 1, 2008, there has not been, and there is not presently pending or existing, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, federal Department of Labor (wage and hour), Office of Federal Contract Compliance Programs (affirmative action/equal opportunity), or any comparable

Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or their premises, or (c) any application for certification of a collective bargaining agent. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any Legal Requirements related to employment matters.

3.13.                        BROKERS OR FINDERS

Except for the fees of BMO Capital to be paid by Seller, Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.                                       REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1.                              ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2.                              AUTHORITY; NO CONFLICT

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the LLC Agreement, the LLC Agreement will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the LLC Agreement and to perform its obligations under this Agreement and the LLC Agreement.

(b)                                 Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)                                     any provision of Buyer’s Organizational Documents;

(ii)                                  any resolution adopted by the member of Buyer;

(iii)                               any Legal Requirement or Order to which Buyer may be subject; or

(iv)                              any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3.                              INVESTMENT INTENT

Buyer is acquiring the Purchased Interest for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4.                              CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.5.                              BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.                                       START-UP OF PLANT

Promptly following closing, Buyer and Seller will, and will cause the Company to:

(a)                                  commence preparations to resume operating status for the Plant as soon as practicable;

(b)                                 reasonably consult with each other concerning start-up efforts for the Plant; and

(c)                                  use Reasonable Efforts to satisfactorily resolve the steam boiler issues related to the Plant with Ameren Energy Resources Generating Company, including each of Seller and Buyer paying one-half of the costs of any resolution; provided that any such resolution of the foregoing issues subject to the prior written consent of each of Buyer, Seller and the Company.

6.                                       RESERVED

7.                                       CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Purchased Interest and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1.                              ACCURACY OF REPRESENTATIONS

All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been true, accurate and complete as of the date hereof, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2.                              CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

7.3.                              SELLER’S PERFORMANCE

(a)                                  All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)                                 Each document required to be delivered by Seller and the Company pursuant to Section 2.4 must have been delivered.

7.4.                              NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.5.                              NO CLAIM REGARDING UNIT OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any membership interest in, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Purchased Interest.

7.6.                              NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

8.                                       CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Purchased Interest and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1.                              ACCURACY OF REPRESENTATIONS

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been true, accurate and complete as of the date hereof and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2.                              BUYER’S PERFORMANCE

(a)                                  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)                                 Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4.

8.3.                              CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

8.4.                              NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Seller, or against any Person affiliated with Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.5.                              NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Seller or any Person affiliated with Seller to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

9.                                       TERMINATION

9.1.                              TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)                                  by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured within ten (10) days of the breaching party’s receipt of written notice of such Breach;

(b)                                 (i) by Buyer if satisfaction of any of the conditions in Section 7 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller if satisfaction of any of the conditions in Section 8 is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(c)                                  by mutual consent of Buyer and Seller; or

(d)                                 by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 1, 2009, or such later date as the parties may agree upon.

9.2.                              EFFECT OF TERMINATION

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 (Expenses) and 11.3 (Confidentiality) will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue indemnification under Article 10 and all other legal remedies will survive such termination unimpaired.

10.                                 INDEMNIFICATION; REMEDIES

10.1.                        SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except to the extent the recipient of such representation and warranty has Knowledge (i) of the inaccuracy and (ii) that such inaccuracy was likely to cause damage without disclosing such Knowledge to the party giving the representation and warranty prior to the Closing Date.

10.2.                        INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

Seller will indemnify, defend and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages and a devaluation of the Purchased Interest related to a Breach of this Agreement by Seller), expense (including costs of investigation and defense and reasonable attorneys’ fees) (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)                                  any Breach of any representation or warranty made by Seller in this Agreement (after giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;

(b)                                 any Breach by Seller of any covenant or obligation of Seller in this Agreement; or

(c)                                  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

Except in the case of fraud, intentional misrepresentation, willful misconduct or the indemnification provided under Section 10.3, the remedies provided in this Section 10.2 will be the exclusive remedy available to Buyer, the Company and the other Buyer

Indemnified Persons with respect to condition of the Plant and the Contemplated Transactions.

10.3.                        INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER—ENVIRONMENTAL MATTERS

(a)                                  Seller will release, indemnify, defend and hold harmless Buyer, the Company, and the other Buyer Indemnified Persons for, and will pay to Buyer, the Company, and the other Buyer Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) and any Environmental Health and Safety Liabilities arising, directly or indirectly, from or in connection with each of the following:

(i)                                     any violations or alleged violations of Environmental Law relating to the Plant or the Business originating (in whole or in part) prior to Closing or in connection with the recommencement of production operations at the Plant subsequent to Closing.

(ii)                                  any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or the Company, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Plant or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (A) present or suspected to be present on or before the Closing Date on, under or from the Plant or (B) Released or allegedly Released by Seller or the Company, at any time on or prior to the Closing Date.

(iii)                               any Known Environmental Condition (to the extent not covered by Sections 10.3(a)(i) or (ii)): (A) where Buyer, Seller, the Plant or the Company is required by an Environmental Law or a Governmental Body to Cleanup such Known Environmental Condition; or (B) arising out of or in response to any actual or Threatened claim, allegation, or Proceeding by any third party, including, but not limited to, a Governmental Body.  Seller’s indemnity obligation under this Section 10.3(a)(iii) for Damages related to the diminution of the fair market value of the Plant shall be limited to 50% of such Damages provided that the Seller undertakes and completes in an expeditious manner all Cleanup of the Plant associated with the Environmental, Safety and Health Liability at issue, by entering the Plant into the Illinois Site Remediation Program (or a substantially similar program if the Site Remediation Program is not in existence at such time) and obtaining a “No Further Remediation” Letter from the applicable Governmental Body (currently, the Illinois Environmental Protection Agency) such that the Known Environmental

Condition at the Plant is Cleaned-up to cleanup standards published by the applicable Governmental Body applicable to commercial or industrial property and Seller shall not impose upon the Plant any institutional, engineering, or land use controls except to the extent approved in advance in writing by Buyer, in its reasonable discretion.

(iv)                              any Known Environmental Condition (to the extent not covered by Sections 10.3(a)(i), (ii), or (iii)): (A) where Buyer, Seller, the Plant or the Company is not required by an Environmental Law or a Governmental Body to Cleanup such Known Environmental Condition; or (B) which does not arise out of or is not in response to any actual or Threatened claim, allegation, or Proceeding by any Third Person, including, but not limited to, a Governmental Body.  Seller’s indemnity obligation under this Section 10.3(a)(iv) shall be limited to 50% of any such Damages or Environmental Health and Safety Liabilities.

(v)                                 any Unknown Environmental Condition (to the extent not covered by Sections 10.3(a)(i) or (ii)): (A) where Buyer, Seller, the Plant or the Company is required by an Environmental Law or a Governmental Body to Cleanup such Unknown Environmental Condition; or (B) arising out of or in response to any actual or Threatened claim, allegation, or Proceeding by any Third Person, including, but not limited to, a Governmental Body.  Seller’s indemnity obligation under this Section 10.3(a)(v) for Damages related to the diminution of the fair market value of the Plant shall be limited to 50% of such Damages provided that the Seller undertakes and completes in an expeditious manner all Cleanup of the Plant associated with the Environmental, Safety and Health Liability at issue, by entering the Plant into the Illinois Site Remediation Program (or a substantially similar program if the Site Remediation Program is not in existence at such time) and obtaining a “No Further Remediation” Letter from the applicable Governmental Body (currently, the Illinois Environmental Protection Agency) such that the Unknown Environmental Condition at the Plant is Cleaned-up to cleanup standards published by the applicable Governmental Body applicable to commercial or industrial property and Seller shall not impose upon the Plant any institutional, engineering, or land use controls except to the extent approved in advance in writing by Buyer, in its reasonable discretion.

(vi)                              any Unknown Environmental Condition (to the extent not covered by Sections 10.3(a)(i), (ii), or (v)): (A) where Buyer, Seller, the Plant or the Company is not required by an Environmental Law or a Governmental Body to Cleanup such Unknown Environmental Condition; or (B) which does not arise out of or is not in response to any actual or Threatened claim (including any claim which could legally be lodged but has not been Threatened), allegation, or Proceeding by any Third Person, including, but not limited to, a Governmental Body.  Seller’s indemnity obligation under this Section 10.3(a)(vi) shall be limited to 50% of any such Damages or Environmental Health and Safety Liabilities.

(b)                                 Subject to the above and Seller providing prompt prior written notice to Buyer of any Cleanup or any Proceeding related thereto, Seller will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

(c)                                  Any indemnification with respect to environmental matters that could be brought under this Section 10.3 shall be governed by this Section 10.3 and not by Section 10.2 as it relates to a Breach of Section 3.10 caused by such environmental matter; provided, that the foregoing limitation shall not affect Buyer’s right to seek indemnification pursuant to Section 10.2 for any Breach of Section 3.10 not addressed by this Section 10.3.

10.4.                        INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify, defend and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.5.                        TIME LIMITATIONS

Except with respect to Sections 3.6 (Taxes) and 3.10 (Environmental Matters) (which will survive Closing through the applicable statute of limitations), if the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the second anniversary of the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim for indemnification or reimbursement based upon any covenant or obligation to be performed and complied with after the Closing Date may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the second anniversary of the Closing Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

10.6.                        LIMITATIONS ON AMOUNT—SELLER

Except with respect to Sections 3.6 (Taxes) and 3.10 (Environmental Matters) (which will survive Closing through the applicable statute of limitations and any claim on which shall not be subject to this Section 10.6), Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or clause (b) of Section 10.2 until the total of all Damages with respect to such matters exceeds $150,000, and then to the full extent of all such Damages, up to a maximum of $15,000,000. Notwithstanding anything herein to the contrary, Seller will have no liability (for indemnification or otherwise) with respect to this Agreement or the Contemplated Transactions in excess of $15,000,000 other than in the case of a claim for Breach of Section 3.6 (Taxes) or Section 3.10 (Environmental Matters) or a claim under Section 10.3.  However, this Section 10.6 will not apply (i) in the case of fraud, willful misconduct or intentional misrepresentation by Seller and (ii) to any Breach of any of Seller’s representations and warranties of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made, and Seller will be liable for all Damages with respect to such Breaches.

10.7.                        LIMITATIONS ON AMOUNT—BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.4 until the total of all Damages with respect to such matters exceeds $150,000, and then to the full extent of all such Damages, up to a maximum of $15,000,000. However, this Section 10.7 will not apply to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

10.8.                        PROCEDURE FOR INDEMNIFICATION

(a)                                  Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3(c)) Section 10.3 of notice of the commencement of any Proceeding against it, such party seeking indemnification (the “Indemnified Party”) shall give written notice to the indemnifying party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice.

(b)                                 If any Proceeding referred to in Section 10.8(a) is brought against the Indemnified Party by any claimant other than the Indemnifying Party (a “Third Person”), the Indemnified Party shall give reasonably prompt notice to the Indemnifying Party of the commencement of such Proceeding after such commencement is actually known to the Indemnified Party; provided, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice.  The Indemnifying Party will be entitled to, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to assume the defense, investigate, contest or settle such Proceeding brought by such Third Person (a “Third Person Claim”); provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim and, subject to Sections 10.6 and 10.7, to discharge any cost or expense arising out of such investigation, contest or settlement and provided that any settlement shall include an unconditional release of such claim against the Indemnified Party. The Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

(c)                                  Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)                                 Notwithstanding the provisions of Section 11.5 but solely as between Seller and Buyer for the purposes of carrying out the intent of this Section 10.8, Seller and Buyer hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by a Third Person against any

Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

10.9.                        COORDINATION WITH CONTRIBUTION AGREEMENT

Notwithstanding anything in this Agreement or the Contribution Agreement to the contrary, to the extent that any party is entitled to indemnification under both this Agreement and the Contribution Agreement based on the same fact(s), circumstance(s), transaction(s) or event(s) constituting the basis for such claim(s) and the same damages with respect to such claim(s), said party shall be entitled only to a single recovery for such damages.  Any resolution of any claim(s) under this Agreement or the Contribution Agreement pursuant to the foregoing sentence shall resolve the claim(s) as to both such agreements.

11.                                 GENERAL PROVISIONS

11.1.                        EXPENSES

Except as otherwise expressly provided in this Agreement or the other Contemplated Transaction documents, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will pay all amounts payable to BMO Capital in connection with this Agreement and the Contemplated Transactions.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

11.2.                        PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions is subject to the prior written approval of both Buyer and Seller, except that either Buyer or Seller shall be permitted to make any public announcement required by applicable Legal Requirements or the rules of any stock exchange upon which Buyer or Seller (or their affiliates) are listed; provided that the party making such public announcement shall provide the other party a reasonable opportunity to review and comment on any such public announcement.  Seller and Buyer will consult with each other concerning the means by which the Company’ employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions.

11.3.                        CONFIDENTIALITY

The existing Mutual Non-Disclosure Agreement dated February 6, 2009 between SEACOR Energy Inc. and Seller will remain in full force and effect.

11.4.                        NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:

MGP Ingredients, Inc.

Cray Business Plaza

100 Commercial St., P.O. Box 130

Atchison, Kansas 66002

Attention: Timothy W. Newkirk, President

Facsimile No.: (913) 367-

with a copy to:

Lathrop & Gage LLP

2345 Grand Blvd, Suite 2200

Kansas City, Missouri 64108

Attention: Wallace E. Brockhoff, Esq.

Facsimile No.:  (816) 292-2001

Buyer:

Illinois Corn Processing Holdings LLC

c/o SEACOR Energy Inc.

11200 Richmond Avenue, Suite 400

Houston, Texas 77082

Attention: Peter Coxon

Facsimile No.: (281) 670-0680

with a copy to:

Bryan Cave LLP

211 N. Broadway, Suite 3600

Saint Louis, MO 63102

Attention: J. Powell Carman

Facsimile No.: (314) 552-8070

11.5.                        JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Illinois, County of Cook, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Illinois, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6.                        FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7.                        WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8.                        ENTIRE AGREEMENT AND MODIFICATION

Except as provided in Section 11.3, this Agreement (along with the documents referred to in this Agreement) supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated September 15, 2009) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9.                        ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other party.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.10.                  SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11.                  SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.12.                  TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.13.                  GOVERNING LAW

This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

11.14.                  COUNTERPARTS

This Agreement may be executed in multiple counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, regardless of whether all of the parties have executed the same counterpart.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:		Seller:
Illinois Corn Processing Holdings LLC		MGP Ingredients, Inc.

By:	/s/ Peter Coxon	By:	/s/ Timothy W. Newkirk
	Peter Coxon, President		Timothy W. Newkirk, President

SIGNATURE PAGE TO

LLC INTEREST PURCHASE AGREEMENT

Exhibit A

Legal Description of Plant real estate

Tract I:

A part of the Northeast Quarter of Fractional Section 9, and a part of Lots 6 and 8 in the Southeast Quarter of Fractional Section 4, said Lots 6 and 8 being shown on plat recorded on page 57 of Plat Book “B”, in the Recorder’s Office of Tazewell County, Illinois, all being in Township 24 North, Range 5 West of the Third Principal Meridian, Tazewell County, Illinois, and more particularly described as follows:

Commencing at the Northeast corner of said Northeast Quarter of Fractional Section 9; thence South 89 degrees 29 minutes 14 seconds West, along the North line of said Fractional Section 9, a distance of 1,629.48 feet to the place of beginning; thence from said place of beginning South 20 degrees 05 minutes 14 seconds West a distance of 13.41 feet; thence South 86 degrees 48 minutes 22 seconds East a distance of 267.42 feet; thence South 00 degrees 56 minutes 03 seconds West a distance of 159.82 feet to the North line of The Quaker Oats Company by deed recorded in Book 2045, page 72, of the Tazewell County Recorder’s Office; thence South 89 degrees 27 minutes 16 seconds West along said North line a distance of 104.33 feet; thence South 00 degrees 56 minutes 03 seconds West along the West line of The Quaker Oats Company property as described in aforementioned deed, a distance of 253.00 feet to the South line of The American Distilling Company property; thence South 89 degrees 27 minutes 16 seconds West along the South line of The American Distilling property, a distance of 850.76 feet to the Southeast corner of a parcel conveyed by The American Distilling Company to Pekin River and Warehouse Terminal, Inc. by deed recorded in Book 2351, page 208, of the Tazewell County Recorder’s Office; thence North 25 degrees 40 minutes 22 seconds West along Easterly line of said parcel, a distance of 371.70 feet, thence North 00 degrees 02 minutes 54 seconds West along Easterly line of said parcel, a distance of 106.63 feet to the South line of said Fractional Section 4; thence continuing North 00 degrees 02 minutes 54 seconds along Easterly line of said parcel 77.64 feet to the Northerly corner of Pekin River and Warehouse Terminal Inc. property, and also being a point on the Northwesterly line of Lot 8 as recorded in Plat Book “B”, page 57, of the Tazewell County Recorder’s Office; thence North 46 degrees 59 minutes 11 seconds East along the Northwesterly line, of said Lot 8 a distance of 1,110.92 feet; thence South 43 degrees 00 minutes 54 seconds East a distance of 280.47 feet; thence South 42 degrees 00 minutes 08 seconds West, a distance of 188.94 feet; thence South 19 degrees 51 minutes 12 seconds West, a distance of 276.07 feet; thence South 69 degrees 54 minutes 46 seconds East, a distance of 148.90 feet; thence South 20 degrees 05 minutes 14 seconds West, a distance of 182.59 feet to the place of beginning; situate, lying and being in the County of Tazewell and State of Illinois.

EXHIBIT TO

LLC INTEREST PURCHASE AGREEMENT

Tract II:

A part of the Northeast Quarter of Fractional Section 9, and a part of Lots 6 and 8 in the Southeast Quarter of Fractional Section 4, said Lots 6 and 8 being shown on plat recorded in page 57 of Plat Book “B” in the Recorder’s Office of Tazewell County, Illinois, all being in Township 24 North, Range 5 West of the Third Principal Meridian, Tazewell County, Illinois and more particularly described as follows:

Commencing at the Southeast corner of the Southeast Quarter of said Fractional Section 4; thence South 89 degrees 29 minutes 14 seconds West, along the South line of the Southeast Quarter of said Fractional Section 4, a distance of 1,020.92 feet to a concrete monument being the Place of Beginning for the Tract herein being described; thence North 37 degrees 03 minutes 04 seconds East a distance of 1,013.11 feet; thence North 57 degrees 55 minutes West a distance of 292.65 feet to the Northwesterly right-of-way line of South Front Street; thence North 29 degrees 56 minutes 48 seconds East, along the Northeasterly right-of-way line of South Front Street, a distance of 481.39 feet to a concrete monument; thence North 46 degrees 54 minutes 36 seconds West a distance of 263.31 feet to a point on the Northeasterly line of Lot 6 as recorded in Plat Book “B”, page 57, of the Tazewell County Recorder’s Office; thence North 24 degrees 46 minutes 48 seconds West, along the Northeasterly line of said Lot 6 a distance of 35.6 feet; thence North 87 degrees 04 minutes 48 seconds West a distance of 214.55 feet to a point on the Northwesterly line of said Lot 6; said point being 200 feet from the Northerly corner of said Lot 6; thence South 46 degrees 59 minutes 11 seconds West, along the Northwesterly line of said Lot 6 and Lot 8 as recorded in Plat Book “B”, page 57 of the Tazewell County Recorder’s Office, a distance of 1,146.23 feet to the Northerly corner of Tract I previously described; thence South 43 degrees 00 minutes 54 seconds East, along said Tract I, a distance of 280.47 feet; thence South 42 degrees 00 minutes 08 seconds West, along said Tract I, a distance of 188.94 feet; thence South 19 degrees 51 minutes 12 seconds West, along said Tract I, a distance of 276.07 feet; thence South 69 degrees 54 minutes 46 seconds East, along said Tract I, a distance of 148.90 feet; thence South 20 degrees 05 minutes 14 seconds West, along said Tract I, a distance of 196.00 feet; thence South 86 degrees 48 minutes 22 seconds East, along said Tract I, a distance of 267.42 feet; thence South 00 degrees 56 minutes 03 seconds West, along said Tract I, a distance of 159.82 feet to the property line of Quaker Oats Company; thence North 89 degrees 27 minutes 16 seconds East, along said property line a distance of 345.67 feet; thence North 00 degrees 56 minutes 03 seconds East, along said property line, a distance of 189.47 feet of the Place of Beginning; situate, lying and being in the County of Tazewell and State of Illinois.